                                                                    EXHIBIT 10.M

                             AMENDED AND RESTATED
                              OPERATING AGREEMENT
                                      OF
                         STARPOWER COMMUNICATIONS, LLC



  This AMENDED AND RESTATED OPERATING AGREEMENT OF STARPOWER COMMUNICATIONS, LLC (this "Agreement") is made and entered into effective as of __________, 1997 (the "Effective Date"), by and between Pepco Communications, L.L.C. ("PCI-Sub") and RCN Telecom Services of Washington, D.C., Inc. ("RCN-Sub").

  WHEREAS the Members have entered into an initial LLC operating agreement dated as of October 28, 1997 (the "Initial Operating Agreement") and desire to amend and restate the Initial Operating Agreement, in its entirety.

  FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges, the Members agree that the Initial Operating Agreement is hereby amended in its entirety as follows:


                                  ARTICLE 1


                                 DEFINITIONS
                                 -----------


  1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:


    "Act" means the Delaware Limited Liability Company Act.


    "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year of the Company (i) increased by an amount equal to the sum
                                        ---------
of such Member's allocable share of the Company's Minimum Gain attributable to Company Nonrecourse Liabilities and such Member's allocable share of the Company's Minimum Gain attributable to Member Nonrecourse Debt, in each case as computed on the last day of such fiscal year in accordance with applicable Regulations and (ii) reduced by all reasonably expected adjustments,
                     -------
allocations and distributions described in Regulations Sections 1.704 - 1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

    "Affiliate" means, with respect to any Person or Entity, any other Person directly or indirectly through one or more intermediaries, Controlling, Controlled by, or under common Control with that first Person.

    "Agency Agreement" means the Agency Agreement by and among RCN-Sub, RCN Telecom Services of Maryland, Inc., RCN Telecom Services of Virginia, Inc. and the Company dated as of the date hereof and attached hereto as Exhibit A.

    "Agents" has the meaning, solely for the purpose of Section 13.8, given that term in Section 13.8.

    "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration as determined by agreement of all of the Members using such reasonable method of valuation as they may adopt for that Contributed Property contributed after the date hereof.


    "Agreement" has the meaning given that term in the introductory paragraph hereof.

    "Assignment of Benefits Agreement" means the Assignment of Benefits Agreement, dated as of the date hereof, between RCN-Sub and the Company and attached hereto as Exhibit B.

    "Bankrupt Member" means any Member:

     (a) that (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared a bankrupt or insolvent in any federal or state bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, statute or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in clauses (i)-(iv), (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, or


     (b) with respect to which (i) a proceeding is commenced seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, statute or regulation, and 120 days have expired without the proceeding being dismissed, or
          (ii) without that Member's consent or acquiescence, a trustee, receiver, or liquidator is appointed of that Member or of all or any substantial part of its properties and 90 days have expired without the appointment being vacated or stayed, or if stayed, 90 days have expired after the date of expiration of a stay, unless the appointment has been vacated.



    "Baltimore Gas Merger" shall mean the merger of PEPCO and Baltimore Gas and Electric Company ("BGE") into Constellation Energy Company, a newly formed company, pursuant to a merger agreement entered into between PEPCO and BGE, to create an integrated, non-holding company structure. The companies are awaiting regulatory approvals before the merger can be completed. The exact structure of the subsidiaries of the companies has not yet been determined. In the event the Baltimore Gas Merger does not occur, a strategic alliance between PCI and a BGE entity may occur.

    "Basic Agreements" means this Agreement, the Non-Competition Agreement, the IRU Agreement, the Support Services Agreement, the Assignment of Benefits Agreement, the PCI Guarantee, the RCN Guarantee, the Overhead Attachment Agreements, the Agency Agreement and the Contribution Agreement.

    "Business Day" means any day other than a Saturday, a Sunday or a holiday on which banks in the District of Columbia generally are closed.

    "Business Plan" has the meaning given that term in Section 7.17.

    "Capital Account" means the capital accounts maintained with respect to Membership Interests pursuant to Section 6.1.

   "Capital Calls" has the meaning given that term in Section 4.2(b).

   "Capital Contribution" means contributions of capital to the Company as set forth in Schedule I and any other contribution of capital, whether in cash or in kind, made in accordance with this Agreement except Non-Cash Capital Contributions.

    "Carrying Value" means, with respect to any asset, the asset's adjusted tax basis for federal income tax purposes except as follows:

    (a) The initial Carrying Value of any asset contributed to the Company by a Member shall be the Agreed Value of such asset;

    (b) Consistent with the provisions of Section 1.704-1(b)(2)(iv)(f) of the Regulations, the Carrying Value of all Company assets shall be adjusted to equal their respective gross fair market values upon the happening of any of the following events: (i) issuance of additional Membership Interests to new or existing Members for more than a de minimis amount of cash or Contributed Property, (ii) immediately prior to a distribution to a Member of more than a de minimis amount of Company property (other than a distribution solely of cash that is not in redemption or retirement of a Membership Interest) in consideration for an interest in the Company and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

    (c) The Carrying Values of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), Section 6.2(b)(vii) hereof and paragraph (e) of the definition of Net Income or Net Loss.


    If the Carrying Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (c) of the definition for Carrying Value, such Carrying Value shall be adjusted thereafter by the Depreciation taken into account with respect to such asset for purposes of computing the amount of Net Income or Net Loss.

    "Certificate" has the meaning given that term in Section 2.1.

    "Change of Control" of a Member shall be deemed to have occurred when the Member Parent of such Member or a Wholly Owned Affiliate of such Member Parent shall no longer (i) beneficially own, directly or indirectly, more than 50% of the outstanding voting interests in such Member entitled to vote generally in the election of directors, managers or other members of the management group of such Member or (ii) otherwise control the management of such Member; provided,
                                                                     --------
however, that the Baltimore Gas Merger shall not be deemed a Change of Control for the purposes of this Agreement.

    "Change of Control Member" has the meaning given that term in Section 3.3.

    "Change of Control Member's Interest" has the meaning given that term in
Section 3.3.

    "Change of Control Notice" has the meaning given that term in Section 3.3(b)(ii).

    "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

    "Company" means Starpower Communications, LLC, a Delaware limited liability company.

    "Company Nonrecourse Deductions" means the amount of deductions, losses and expenses attributable to Company Nonrecourse Liabilities, as determined in accordance with applicable Regulations.

    "Company Nonrecourse Liabilities" means nonrecourse liabilities (or portions thereof) of the Company for which no Member (or any Person related to a Member) bears the Economic Risk of Loss.

    "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

    "Contribution Agreement" means the Contribution Agreement, of even date herewith, by and between RCN-Sub and the Company.

    "Control" (including the terms "Controlling", "Controlled by" and "under common Control with") of an Entity means the power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement or otherwise.

    "Cost" shall mean reasonable costs incurred including (a) all costs directly related to the relevant transactions and (b) indirect project/departmental, general and administrative overheads which have an agreed upon relationship to the Company and can be allocated on an agreed upon fair basis at their cost, but no element of markup or profit by a Member Parent, subsidiary or any Affiliate, shall be included in any costs charged to the Company unless agreed to in advance in writing by the Members. The direct costs of a Member resulting from transactions with its Member Parent, or any subsidiary or Affiliate, shall reflect a consistent and fair transfer pricing methodology at its cost and agreed to by the Members. Cost shall not exceed the fair market price for identical or substantially similar transactions. Notwithstanding anything herein to the contrary, the facilities and services provided pursuant to the IRU Agreement, the Master Facility Lease Agreement and the Pole Attachment Agreements shall be provided at the value as set forth therein.

    "Covenant Violation" has the meaning given that term in Section 7.11.

    "Deadlock Event" has the meaning given that term in Section 7.15.

    "Default Interest Rate" means the prime rate charged by Citibank, N.A., plus
     5%.

    "Delinquency Notice" has the meaning given that term in Section 4.3(a).

    "Delinquent Member" with respect to a Capital Contribution means a Member who fails to pay its portion of such Capital Contribution at the time and in the amount required under this Agreement following notice and an opportunity to cure such failure in accordance with Section 4.3 hereof.

    "Depreciation" means, for each fiscal year or other relevant period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other relevant period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Tax Matters Partner.

    "Disapproving Member" has the meaning given that term in Section 7.11.

    "Disapproving Member Loan" has the meaning given that term in Section 7.11(d)(ii).

    "Dispose," "Disposing," or "Disposition" means a sale, assignment, transfer, exchange, pledge, grant of a security interest, or other disposition or encumbrance, or the acts thereof.

    "Disputing Member" has the meaning given that term in Section 7.15(b)(i).

    "Dispute Notice" has the meaning given that term in Section 7.15(b)(i).

    "Dispute Price" has the meaning given that term in Section 7.15(b)(i).

    "Economic Risk of Loss" has the meaning ascribed to it in Section 1.752-2 of the Regulations.

    "Effective Date" has the meaning given that term in the introductory paragraph hereof.

    "Electing Member" has the meaning given that term in Section 3.2(b)(vi).

    "Entity" means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, estate or other entity.

    "Estimated Value has the meaning given that term in Section 3.3(b)(ii).

    "Forecast Member Tax Requirements" means an annual amount computed by taking the taxable income to be reported by a Member as a result of its Sharing Ratio in the Company for any fiscal year multiplied by the highest, then applicable, federal income tax rate and the estimated average, then applicable, state income tax rate which would be applied to the taxable income reported by such Member for that fiscal year of the Company, reduced by any tax credits or other benefits available to such Member solely as a result of the operations of the Company, but irrespective of such Member's separate net operating loss, tax credit or other tax benefit which may be available to such Member for that fiscal year.

    "GAAP" means the generally accepted accounting principles in the United States of America in effect from time to time.

    "General Interest Rate" means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by Citibank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.

    "Governmental Entity" has the meaning given that term in Section
2.5(a)(iii).

    "Holding Company" means a Holding Company as defined in Section 2(a)(7) of PUHCA.

    "Initial LLC Agreement" means that certain operating agreement, dated as of October 31, 1997, entered into by RCN-Sub and PCI-Sub and attached hereto as Exhibit C.

    "IRU Agreement" means that certain Fiber Use Agreement entered into by the Company and PEPCO of even date herewith in the form attached hereto as Exhibit D.

    "Majority Interest" means, in combination, Membership Interests of one or more Members which, in the aggregate, are entitled to a combined Sharing Ratio of more than 50%.

    "Major Cost Categories" has the meaning given that term in Section 7.13.

    "Manager" has the meaning given that term in Section 7.2.

    "Marks" has the meaning given that term in Section 2.14(a).

    "Member" means any Person executing this Agreement as of the date hereof as a member or hereafter substituted or admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company. For purposes of this Agreement, all consents, elections or other actions by a Member shall be acted upon by such Member and any of its Affiliates who are also Members, acting as a single Member for purposes of any such consent, elections or other actions hereunder.

    "Members Committee" has the meaning given that term in Section 7.1.

    "Member Nonrecourse Debt" means any nonrecourse debt of the Company for which any Member (or any Person related to a Member) bears the Economic Risk of Loss, as determined in accordance with applicable Regulations.

    "Member Nonrecourse Deductions" means, with respect to Member Nonrecourse Debt, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Member Nonrecourse Debt, reduced (but not below zero) by the proceeds, if any, of such Member Nonrecourse Debt distributed during the year to the Members who bear the Economic Risk of Loss for such debt, as determined in accordance with applicable Regulations.

    "Member Parent" means, with respect to RCN-Sub, RCN,and, with respect to PCI-Sub, PCI, and their respective successors and assigns, whether by means of merger, spinoff or otherwise, provided that, (a) if PCI-Sub becomes a subsidiary of another Entity following compliance with Section 3.3 hereof, then the Member Parent with respect to PCI-Sub shall mean such other Entity and (b) if RCN-Sub becomes a subsidiary of another Entity following compliance with Section 3.3 hereof, then the Member Parent with respect to RCN-Sub shall mean such other Entity.

    "Membership Interest" means the interest of a Member in the Company, including, without limitation, such rights to distributions (liquidating or otherwise), allocations, information and to consent or approve as shall be provided by law or by this Agreement.

    "Minimum Gain" means (i) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Regulations or (ii) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such debt, computed in accordance with applicable Regulations.

    "Net Agreed Value" means (i) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (ii) in the case of any property distributed to a Member by the Company, the Company's Carrying Value of such property (as adjusted pursuant to clause (b)(ii) of the definition of Carrying Value) at the time such property is distributed, reduced by any liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code and any other applicable provisions of the Code.

    "Net Income" or "Net Loss" means, for each fiscal year or other period, the taxable income or loss of the Company, as determined in accordance with Section 703 of the Code, with the following adjustments:

     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

     (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

     (c) In the event that the Carrying Value of any Company asset is adjusted pursuant to paragraph (b) of the definition for Carrying Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value;

     (e) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;

     (f) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account.

     (g) Any items which are specially allocated pursuant to Section 6.2(b) hereof shall not be taken into account in computing Net Income or Net Loss.

    "Net Operating Available Cash" means at the time of determination, (a) all cash and cash equivalents on hand in the Company, plus (b) for the twelve month
                                                  ----
period following the date of determination, forecast net income of the Company, plus the sum of forecast depreciation, amortization and other non-cash charges
----
to income, in each case to the extent deducted in determining such net income, plus the forecast cash proceeds of dispositions of assets (net of expenses),
----
plus an amount equal to the forecast net proceeds of debt financings, less (c)
----                                                                  ----
the Forecast Cash Requirement, if any, of the Company, as determined by the Members. For purposes of this definition, Forecast Cash Requirement means, for the twelve-month period following the date of determination, projected capital expenditures, cash contributions to other entities and other cash investments, cash payments in connection with acquisitions, cash income tax payments and debt service (including principal and interest) requirements and other non-cash credits to income, plus forecast cash reserves for future operations or other
                   ----
requirements.

     "1998 Business Plan" has the meaning given that term in Section 7.17.

     "Non-Cash Capital Contribution" has the meaning given that term in Section 5.2.

    "Non-Competition Agreement" means that certain Non-Competition Agreement entered into by PCI and RCN of even date herewith in the form attached hereto as Exhibit E.

    "Nondelinquent Member" as the meaning given that term in Section 4.3(a).

    "Other Member" has the meaning given that term in Section 3.3(b)(ii).

    "Overhead Attachment Agreements" means those certain Overhead Attachment Agreements entered into by the Company and PEPCO of even date herewith in the forms attached hereto as Exhibits F and G.

    "PCI" means Potomac Capital Investment Corporation, Inc., a Delaware corporation.

    "PCI Guarantee" means that certain Guarantee of even date herewith granted by PCI on behalf of PCI-Sub in favor of the Company in the form attached hereto as Exhibit H.

    "PCI-Sub" means PEPCO Communications, LLC, a Delaware limited liability company and a wholly-owned subsidiary of PCI.

    "PCI-Sub Non-Cash Capital Contribution" has the meaning given that term in
Section 5.2.

    "PEPCO" means Potomac Electric Power Company, a District of Columbia and Virginia corporation.

    "Person" means any natural person or Entity.

    "Phase I Business Plan" has the meaning given that term in Section 7.17.

    "Profits Distributions" shall mean net income of the Company for any fiscal year determined in accordance with GAAP increased by the sum of depreciation, amortization and any non-cash charges to income and reduced by the sum of any non-cash credits to income for such fiscal year.

    "Proposed Funding" has the meaning given that term in Section 7.11.

    "PUHCA" means the Public Utility Holding Company Act of 1935, as amended from time to time, 15 U.S.C. (S)(S)79-792-6.

    "Purchasing Member" has the meaning given that term in Section 11.2.

    "Purchasing Price" has the meaning given that term in Section 3.3(b)(ii).

    "RCN" means RCN Telecom Services, Inc., a Delaware corporation.

    "RCN Corporation" means RCN Corporation, a Delaware corporation.

    "RCN Guarantee" means that certain Guarantee of even date herewith granted by RCN Corporation on behalf of RCN-Sub and certain other RCN Entities in favor of the Company in the form attached hereto as Exhibit I.

    "RCN-Operating" means RCN Operating Services, Inc., a New Jersey corporation.

    "RCN Services" means RCN Telecom Services, Inc., a Delaware corporation.

    "RCN-Sub" means RCN Telecom Services of Washington, D.C., Inc., a District of Columbia corporation and wholly-owned subsidiary of RCN.

    "RCN-Sub Non-Cash Capital Contribution" has the meaning set forth in Section 5.1(a).

    "Regulations" means the final and temporary Income Tax Regulations promulgated under the Code, as amended from time to time, and including corresponding provisions of succeeding regulations.

    "Regulatory Allocations" has the meaning given that term in Section 6.2(b)(viii).

    "Relevant Business" means the selling of voice, video, data and other telecommunications services set forth on Schedule II to all potential commercial and residential customers in the Relevant Market.

    "Relevant Market" means that specific service territory as set forth on
Schedule III.

    "Secretary of State" means the Secretary of State of the State of Delaware.

    "Selling Price" has the meaning given that term in Section 3.3(b)(ii).

    "Sharing Ratio" means, subject to adjustments on account of Dispositions (pursuant to Section 3.2), or Capital Contributions or Capital Calls (pursuant to Sections

4.3 and 7.11), with respect to a particular Member, the percentage set forth opposite such Member's name on Schedule IV.

    "Shortfall Amount" has the meaning given that term in Section 7.11(a).

    "Shortfall Funding" has the meaning given that term in Section 7.11(d)(ii).

    "Support Services Agreement" means the Support Services Agreement between RCN-Operating and the Company dated as of the date hereof and attached hereto as Exhibit J as the same may be modified and amended from time to time.

    "Tax Matters Partner" means PCI-Sub.

    "Third Party Sale" has the meaning given that term in Section 3.2(b)(v).

    "Unrealized Gain" or "Unrealized Loss" attributable to any item of Company property means, as of any date of determination, the excess or shortfall, respectively, of (a) the fair market value of such property as of such date (as determined under Section 6.1(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to the definition of Carrying Value as of such date).

    "Wholly Owned Affiliate" means as to any Entity, an Affiliate all of the equity interests of which are owned, directly or indirectly, by a Member, by another Wholly Owned Affiliate, or by the Member Parent thereof.

    0.1 OTHER DEFINITIONS. Other terms defined herein have the meanings so given them.

    0.2 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and Sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.


                                   ARTICLE 1

                                 ORGANIZATION
                                 ------------

    1.1 ORGANIZATION. The Company was organized on October 28, 1997 pursuant to a Certificate of Formation filed in the office of the Secretary of State (the "Certificate").

    1.2 NAME. The name of the Company is "Starpower Communications, LLC" and all Company business must be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.

    1.3 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate, or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at 1130 Connecticut Avenue, N.W. Suite 400, Washington, D.C. 20036 or such other place(s) as the Members may designate from time to time, which need not be in the State of Delaware but shall be in the District of Columbia. The Company may have such other offices as the Members may determine appropriate.

    1.4 PURPOSE. The business purpose of the Company is (i) to construct, own, lease and operate a network to conduct the Relevant Business(es), (ii) to market the Relevant Business(es) to business and residential customers in the Relevant Market, and (iii) to engage in and carry on any lawful business purpose or activity which is required to conduct the Relevant Business in the Relevant Market that is not prohibited by the Act or other applicable law.

    1.5  COMPANY POWERS.

    (a) In furtherance of the business purpose specified in Section 2.4 hereof, but subject to the limitations and restrictions set forth in this Agreement, the Company shall be empowered to do or cause to be done, or omit to do or cause to be done, any and all acts deemed to be necessary or advisable in furtherance of the business purpose of the Company, including, without limitation, the power and authority to:

       (i) Have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

      (ii) Open, maintain and close bank and money market accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not required for Company purposes in short-term investments;

      (iii) Bring and defend actions and proceedings at law or equity before any domestic or foreign governmental or regulatory authority, agency or commission (each, a "Governmental Entity");

      (iv) Have outstanding at any time any indebtedness (including any indebtedness of subsidiaries) for money borrowed, guarantee the obligations of others or otherwise become contingently liable with respect to any indebtedness or obligations of others (collectively, "Company Debt"), and in connection therewith to grant security interests, if and only if the Company Debt was incurred in connection with, or for the purpose of entering into, the financing of the operations of the business of or for other business purposes of the Company; provided that "Company Debt" shall, for purposes
                             --------
    of this Agreement, be deemed to include all interest, fees (including commitment, guaranty and facility fees), expenses thereon and all other amounts due in respect thereof;

       (v) Enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company's purposes, and to take or omit to take such other action in connection with the business of the Company as may be necessary or desirable to further the purposes of the Company; and

      (vi) Carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company's business.


    (b) Notwithstanding anything in Section 2.5(a) to the contrary, the Company will not take any action, nor will any Member or officer or employee of the Company take any action, which, in each such case, would cause the Company to be in violation of any applicable statute, rule or regulation of any Governmental Entity.

    1.6 FOREIGN QUALIFICATION GOVERNMENTAL FILINGS. Prior to the Company's conducting business in any jurisdiction other than the State of Delaware, the Members shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Member shall execute, acknowledge and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

    1.7 REGULATORY APPROVALS. The Members agree to use all commercially reasonable efforts to cooperate in obtaining all regulatory, third party and other approvals which may be necessary to form the Company and operate the Relevant Business of the Company in the Relevant Market as is intended herein.

    1.8 EFFORTS. Upon the terms and subject to the conditions of this Agreement and the other Basic Agreements, documents and instruments pursuant to which the transactions contemplated hereby are to be consummated, PCI-Sub and RCN-Sub will use their respective commercially reasonable efforts to take, and to cause their Affiliates to take, all other actions, and to do, or cause to be done, all other things necessary, proper or advisable to carry out their obligations under this Agreement and to consummate and make effective the transactions contemplated hereby and by the Basic Agreements, including, without limitation,

     (i) as soon as practicable following the execution of this Agreement, to make all applications and filings and to use their respective commercially reasonable efforts to obtain all other authorizations and consents required to be obtained by each Member or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement and by the other Basic Agreements;

     (ii) in the event any changes in the structure or the terms of the transactions or agreements contemplated by this Agreement or by any of the other Basic Agreements are required to facilitate obtaining the authorizations required in order to achieve the purposes of the Company, to use their respective commercially reasonable efforts to accommodate such changes to the extent they would not adversely affect such Member's rights or obligations hereunder (or under any other agreement, document or instrument contemplated hereby), or have an adverse effect on the Relevant Business in the Relevant Market; and

     (iii) Subject to Section 13.1(e), in the event any claim, action, suit, investigation or other proceeding by any governmental authority or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or by any of the other Basic Agreements or any injunction or other order is issued in any such proceeding, to cooperate with the Company or the other Member hereto regarding the defense of such proceedings and the removal of any such impediment to the consummation of such transactions and to use its commercially reasonable efforts to have such injunction or other order dissolved.

    1.9 TERM. The Company commenced on the date the Certificate for the Company was filed with the Secretary of State, and shall continue in existence in perpetuity unless terminated in accordance with Article 12.

    1.10 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a general partnership or limited partnership, and that no Member be a partner of any other Member, for any purposes other than federal, state and local income tax purposes, and this Agreement shall not be construed to suggest otherwise.

    1.11 ACTIVITIES OF THE MEMBERS. Except as expressly restricted by the Non-Competition Agreement, each Member and its Affiliates may engage in or hold interests in other business ventures and activities of any nature, including, without limitation, ventures and activities similar to those of the Company, and neither the Company nor the other Members shall, by virtue of this Agreement, have any interest or rights in or to such other ventures or business or any liability or obligation with respect thereto.

    1.12 BRANDING. Each Member shall cause its respective appropriate Affiliate to grant to the Company a non-exclusive, worldwide, royalty-free license, without right of sublicense, to use the name of such Member in connection with the Relevant Business in the Relevant Market, for so long as such Member remains a Member. The Company will not attempt to register any marks which include the name of such Member. Upon termination of the license granted hereunder, the Company will cease all use of the name of such Member, subject to a reasonable transition license not to exceed six months in duration from the date such Member ceases to be a Member.

    1.13 NO UNILATERAL ACTION. The Members agree that neither Member nor any of their respective affiliates will take any action on its own behalf to bind or obligate the Company or restrict the operations of the Company in any way that would have a material adverse effect on the Company.

    1.14 TRADEMARK USAGE. (a) The Company recognizes that RCN Services is the owner of all right, title, and interest in the trademarks and/or service marks listed on Schedule 2.14 (the "Marks"). The parties agree that the Company may prominently use the Marks, but only in combination with a separate name to be determined by the Company. In furtherance thereof, RCN Services hereby grants to the Company a non-exclusive, worldwide, royalty-free license, with right of sublicense solely for the purpose of use by resellers of the Company's services, to use the Marks in combination with the name of the Company in connection with the Relevant Business in the Relevant Market. RCN Services will have the right to set reasonable quality standards with respect to the use of the Marks, including reasonable rights of inspection with respect thereto, in order to preserve the validity of the Marks as trademarks and/or service marks of RCN Services.

    (b) The Company will not attempt to register any marks which include the Marks. Notwithstanding the foregoing, all trademark or service mark rights which may accrue in the Company name which is used with the Marks shall belong to the Company and the Company may seek registrations for the separate name, so long as such registrations do not include the Marks. Upon termination of RCN-Sub's or any RCN Entities' membership in the Company, the license to use those certain Marks which are or have been utilized by the Company shall continue for a period of seven years from the date RCN-Sub or any RCN Entity is no longer a Member of the Company.

    1.15 ALLOCATION OF COSTS. The Members agree that all costs incurred by any Member prior to the date hereof shall be borne solely by such Member and not passed through to the

Company unless otherwise agreed to by the Members.

    1.16 ALLOCATION OF REVENUES. The Members agree that the Company will be compensated for the use of any Company facilities used by or leased by any RCN-Sub affiliate or PCI-Sub affiliate to 1) originate or terminate telecommunications services (including, but not limited to, voice, video or data services) in the Relevant Market; or 2) transport telecommunications services (including, but not limited to, voice, video or data services ) through the Relevant Market. The compensation will be negotiated on an individual case basis between the Company and such affiliate and will be based on factors including, but not limited to, the market rate for similar services, the type of facility provided, mileage of the facility in the Relevant Market, and construction and other costs.


                                 ARTICLE 2

                      MEMBERS; DISPOSITIONS OF INTERESTS
                      ----------------------------------


    2.1 MEMBERS. The Members of the Company are the Persons executing this Agreement and/or Persons admitted as substitute or additional Members as permitted by this Article 3. No additional Members may be admitted as such without the consent of PCI-Sub and RCN-Sub. At such time as any additional Member is to be admitted, this Agreement shall be amended to reflect the terms agreed to by the Members. Any assignee pursuant to a transfer of all of a Member's Interest in accordance with this Agreement shall automatically be admitted as a Member.

    2.2  RESTRICTIONS ON THE DISPOSITION OF AN INTEREST.

        (a) Except as provided in this Section 3.2, a Disposition by a Member of all or any part of a Membership Interest may be effected only with the prior express written consent of the other Member. Any attempted Disposition by a Person of a Membership Interest, or any part thereof, other than in accordance with this Section 3.2 is void and the Company shall not recognize it.

       (b) Subject to the provisions of Section 3.2(c)-(h), from and after the date that is four years from the Effective Date (the "Standstill Period"), a Member may Dispose of part or all of its Membership Interest to a bona fide third party purchaser provided that the Member who wishes to Dispose of its Membership Interest (an "Offeror") first offers such Membership Interest to the other Member (the "Offeree") and Disposes of such Membership Interest in accordance with the following procedures:

         (i) The Offeror shall give written notice of the terms of the offer, including but not limited to the price, terms of payment, the Sharing Ratio of such Offeror's Membership Interest offered and the Sharing Ratios of all Membership Interests then held by the Offeror (an "Offer Notice") to the Offeree and the Company.

         (ii) The Offeree shall have 60 days, commencing with the date on which it has received the Offer Notice, to purchase all of the Membership Interest offered.

         (iii) The Offeree may exercise this election to purchase the Membership Interest by giving the Offeror and the Company written notice thereof within 60 days of Offeree's receipt of the Offer Notice, and the Company shall then specify the date and time of the closing of the purchase at the Company's principal office, which shall be reasonably acceptable to the Offeror and the Offeree, but shall not be later than 10 days following the Offeree's exercise of its election to purchase the Membership Interest (unless the Offeree and the Offeror agree upon another time and/or place of closing).

          (iv) At the closing, the purchasing Offeree (if any) shall purchase the Membership Interest at the price and on the terms set forth in the Offer Notice, and the Offeror shall execute and deliver such usual and customary documents and instruments of transfer and conveyance as are required to provide clear title in the transferred Membership Interest to the Offeree, including all deeds, assignments, releases, agreements, receipts or other documents necessary to consummate the transfer of the Membership Interest being sold and delivered upon payment by the Offeree.

          (v) Should the Offeree fail to purchase all of the offered Membership Interests specified in the Offer Notice, then the Offeror shall not be required to Dispose of any of its Membership Interest to the Offeree, but shall be permitted to Dispose of all of the offered Membership Interest specified in the Offer Notice to a third party on terms no more favorable to the third party than the terms set forth in the Offer Notice (a "Third Party Sale"), provided that the Third Party Sale is consummated within 120 days of the date of the Offer Notice.

         (vi) If an Offeror proposes to sell any part of its Membership Interest in one or a series of related Third Party Sales, the Offeror shall give notice to the Offeree and the Company, not less than 30 and not more than 60 days prior to the consummation of the Third Party Sale, of the material terms of the Third Party Sale, including the price, terms of payment, and the Sharing Ratio of such

        Offeror's Membership Interest offered and the Sharing Ratios of all Membership Interests then held by the Offeror, which terms shall be the same or better to the Offeree than the terms offered to Offeree pursuant to Section 3.2(b)(i) hereof. The Offeree who so elects by written notice (an "Electing Member") to the Company and the Offeror within 15 days thereafter shall be entitled to sell a portion of its Membership Interest in the Third Party Sale that is equal to the proportion that the Sharing Ratio of the Membership Interest being sold bears to the Sharing Ratio of the entire Membership Interest owned by the Offeror.

          (vii) Should an Offeror fail or choose not to sell its Membership Interest at the terms previously presented to the Offeree, but rather proposes to sell such Membership Interest to a third party on new terms more favorable than such previously presented terms, such Offeror shall offer again to sell its Membership Interest to the Offeree on such new terms, in compliance with this Section 3.2.


(c) The Company may not recognize for any purpose any purported Disposition of all or part of a Membership Interest unless and until the other applicable provisions of this Section 3.2 have been satisfied and the non-Disposing Member has received, on behalf of the Company, a document

     (i) executed by both the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed,

     (ii) including the notice address of any Person to be admitted to the Company as a Member and its agreement to be bound by this Agreement in respect of the Membership Interest or part thereof being obtained,

     (iii)setting forth the Sharing Ratios after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest or part thereof is Disposed (which together must total the sum of the Sharing Ratios of such Person and the Member effecting the Disposition before the Disposition),

     (iv) containing representations and warranties by such Person and such Member as may be reasonably requested by the non-Disposing Member that the Disposition was made in accordance with all applicable laws and regulations (including securities laws), that any necessary regulatory approvals have been obtained, including representations concerning its solvency and regarding its ability to carry out all obligations of the Offeror to the Company, including its Capital Contribution obligations, and

     (v) containing a condition to closing requiring a certificate, dated as of the date of the Disposition, duly executed by such Person, to the effect that the representations and warranties in Section 3.2 are true and correct with respect to that Person, and that all actions have been taken as are required to provide clear title in the transferred Membership Interest to the Offeree, including all deeds, assignments, releases, agreements, receipts or other documents necessary to consummate the transfer of the Membership Interest being sold and delivered upon payment by the Offeree.

    Each Disposition complying with the provisions of this Section 3.2(c) is effective as of the first day of the calendar month immediately succeeding the month in which all requirements of this Section 3.2 have been met so long as the closing of the purchase and sale pursuant to this Section 3.2(c) shall occur no later than 60 days following the receipt of the election by the non-Disposing Member or the later receipt of all required regulatory and other approvals and in no event later than 180 days following receipt of such election. Such closing shall be subject to (i) the receipt of all required regulatory and other approvals and in no event later than 180 days following receipt of such election and (ii) the satisfaction of all amounts due hereunder in connection with the disposition by the Disposing Party or the Person being admitted as a Member.

    (d) Notwithstanding the foregoing, the provisions of this Section 3.2 shall not apply to any transfer from a Member to its Member Parent, or a direct or indirect wholly owned subsidiary of its Member Parent, provided that such Member Parent guarantees the performance of all of such Member's obligations to the Company, and provided further that such transferee shall comply with all of the requirements of Section 3.2(c) hereof.

    (e) For the right of a Member to Dispose of a Membership Interest or any part thereof and of any Person to be admitted to the Company in connection therewith to exist or be exercised (if applicable), either (i) the Membership Interest or part thereof subject to the Disposition or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (ii) the Company must receive a favorable opinion of the Company's legal counsel or of other legal counsel reasonably acceptable to each non-Disposing Member to the effect that the Disposition or admission is exempt from registration under those laws and regarding compliance with laws. Each non-Disposing Member, however, may waive the requirements of this Section 3.2(e).

    (f) In the event that (i) a Member effects a Disposition, or (ii) an Offeror determines not to Dispose of its Membership Interest after having delivered an Offer Notice to the other Members, the Member effecting such Disposition and any Person admitted to the Company in connection with such Disposition or the Offeror, as the case may be, shall pay, or reimburse the Company and the other Member for, all reasonable, documented costs incurred by the Company and the other Member in connection with the Disposition, admission or evaluation of the Offer (including, without limitation, the legal fees reasonably incurred in connection with the legal opinions referred to in
Section 3.2(e)) on or before the 10th Business Day after the receipt of the Company's and the other Member's invoices for the amount due by that Person. If payment is not made by the date due, the Person owing such amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate, and such amount may be withheld from any future distributions. In addition to the foregoing, the Member effecting such Disposition and any Person admitted to the Company in connection with such Disposition hereby agrees to indemnify and hold the other Member harmless from and against any material adverse affect on such other Member's present or future allocable share of Company income or loss in respect of its Membership Interest as compared to such other Member's present or future allocable share of Company income or loss in respect of its Membership Interest if there had not been such Disposition.

    (g) Notwithstanding anything herein to the contrary, RCN-Sub may not transfer or assign its Membership Interest to a third party after the Standstill Period if PCI-Sub can reasonably demonstrate that the failure of the benefits of one or more of the RCN Agreements to survive such transfer or assignment would have a material adverse impact on the ability of the Company to conduct the Relevant Business in the Relevant Market.

    (h) The Members and any Offeree acquiring a Member's Membership Interest in the Company agree that the obligations under the Support Services Agreement and the PCI Support Services Agreement, as the case may be, shall, at the option of the non-Disposing Member, survive the transfer or assignment of the transferring Member's equity interest in the Company for a minimum of five years thereafter. Each of the Members agrees that the benefits of the use of the IRU Agreement, the Master Facility Lease Agreement and the Overhead Attachment Agreements (in the event PCI-Sub is the Disposing Member) and the Assignment of Benefits Agreement (in the event RCN-Sub is the Disposing Member) will, at the option of the non-Disposing Member, continue under the terms and conditions thereof.

    2.3 CHANGE OF CONTROL. (a) Upon any Change of Control of either RCN-Sub or PCI-Sub, the Member subject to the Change of Control (the "Change of Control Member") shall promptly give notice thereof to the other Member. If reasonably practicable, the Member subject to the Change of Control will give notice to the other Member prior to such Change of Control. Such Change of Control shall not affect the affected Member's status as a Member so long as such Change of Control does not have a material adverse effect on the Company.

    (b) In the event that, in the reasonable judgment of the other Member, the Change of Control of a Member will have a material adverse effect on the
Company:

    (i) such Member shall so notify the Change of Control Member within five days of its receiving notice of the Change of Control.

    (ii) The Change of Control Member shall submit a notice (a "Change of Control Notice") to the other Member (the "Other Member") within 60 days after receipt of such notice of material adverse effect. The Change of Control Notice shall set forth an estimated value (the "Estimated Value") for the Company as of the date of the Change of Control Notice. The Estimated Value multiplied by the Change of Control Member's Sharing Ratio shall be the price (the "Selling Price") at which the Change of Control Member is willing to sell its Membership Interest to the Other Member. The Estimated Value multiplied by the Other Member's Sharing Ratio shall be the price (the "Purchasing Price") at which the Change of Control Member is willing to purchase the Other Member's Membership Interest.

    (iii) Within 60 days after the Other Member's receipt of the Change of Control Notice, the Other Member shall signify in writing its election, whether to buy the Change of Control Member's Interest at the Selling Price or to sell its Membership Interest at the Purchasing Price. If the Other Member fails to make such election within such 60 day period, the Change of Control shall be deemed to have been accepted by the Other Member.

    (iv) Each Member agrees to execute and deliver all deeds, assignments, releases, agreements, receipts or other documents necessary to either (A) consummate the transfer of the Membership Interest being sold and delivered upon payment by the purchasing Member of the consideration provided for in the Change of Control Notice or (B) affirm and ratify the Change of Control Member's status as a Member.

    (v) Subject to the receipt of all required regulatory and other approvals, the closing of the purchase and sale pursuant to this Section 3.3(b) shall occur no later than 60 days following the receipt of the election by the Other Members.


    2.4 INTERESTS IN A MEMBER. Notwithstanding any provision of this Agreement to the contrary, without the prior express written consent of each other Member, no Member shall Dispose of all or any part of its Membership Interest in such a manner that, after the meaning of Section 708 of the Code if such termination would result in material adverse tax consequences to the non-transferring Members or (ii) the Company would become an association taxable as a corporation for federal income tax purposes.

    2.5 LIABILITY TO THIRD PARTIES. No Member shall have any personal obligation for any liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities are expressly assumed in writing by such Member; provided, however, that nothing in this
                                   --------  -------
Section 3.5 shall be construed as an agreement by the Company to indemnify or hold harmless any Member.


                                 ARTICLE 3

                             CAPITAL CONTRIBUTIONS
                             ---------------------


    3.1 INITIAL CAPITAL CONTRIBUTIONS. Within 30 days of the execution of this Agreement, each Member shall make the Initial Capital Contribution set forth opposite such Member's name on Schedule I.

    3.2  ADDITIONAL CAPITAL CONTRIBUTIONS.

    (a) Each Member shall be required to make Additional Capital Contributions in the amounts and on the dates set forth opposite such Member's name on
Schedule I unless otherwise agreed to unanimously by the Members.

    (b) In addition, upon 30 days prior written notice to the Members, the Company may, from time to time require the Members to make additional contributions of capital to the Company in proportion to their respective Sharing Ratios ("Capital Calls"), as may be unanimously agreed by the Members. Capital Calls specifically referred to in any annual Business Plan may be made by the general manager of the Company.

    3.3  FAILURE TO PAY A CAPITAL CONTRIBUTION OR CAPITAL CALL.

    (a) If any Member (the "Delinquent Member") fails to make payment when due of all or any portion of its share of any Capital Contribution set forth in
Schedule I hereto, the secretary of the Company shall immediately give written notice of the failure to such Member, with a copy to the other Member (the "Nondelinquent Member"). If the Delinquent Member fails to pay the amount due within 10 days following receipt of notice, the secretary shall promptly give notice of such failure (the "Delinquency Notice") to the Non-Delinquent Member. At any time within 15 days following receipt of the Delinquency Notice, then, unless the Nondelinquent Member elects to make Capital Contributions in accordance with Section 4.3(b) hereof, (i) the amount contributed by the Nondelinquent Member pursuant to the Capital Contribution or Capital Call shall be treated as a loan to the Company for a term to be specified by such Nondelinquent Member not to exceed one year, bearing interest payable quarterly at the Default Interest Rate, and (ii) the Nondelinquent Member may make an additional loan to the Company for a term to be specified by such Nondelinquent Member not to exceed one year, also bearing interest payable quarterly at the Default Interest Rate, in an amount equal to all or any portion of the contribution unpaid by the Delinquent Member.

    (b) If the Nondelinquent Member so elects, then in lieu of making loans to the Company in accordance with Section 4.3(a) hereof, (A) the amount contributed by such Nondelinquent Member pursuant to the Capital Contribution shall be treated as a contribution to the capital of the Company in exchange for an additional interest in the Company and (B) upon receipt of the Delinquency Notice, the Nondelinquent Member may make an additional contribution of capital to the Company in exchange for an additional interest in the Company in an amount equal to all or any portion of the contribution unpaid by the Delinquent Member.

    (c) The amounts contributed pursuant to Section 4.3(b) hereof shall increase the Capital Accounts of the contributing Member in accordance with the terms of this Agreement. In addition, the Sharing Ratios shall be recalculated (and such recalculated Sharing Ratios shall thereafter apply for all purposes of this Agreement) such that the Sharing Ratios of each Member shall equal the ratio of its aggregate Capital Contributions to the aggregate Capital Contributions of all of the Members.

    (d) Notwithstanding anything in this Agreement to the contrary, a Nondelinquent Member shall have the right to refer the matter to any court of competent jurisdiction for specific performance of obligations of a Delinquent Member pursuant to this Article 4 (and each Member hereby waives any defense that money damages would be a satisfactory remedy for such breach).

    3.4 RETURN OF CONTRIBUTIONS. A Member is not entitled to the return of any part of its Capital Contributions or Capital Calls or to be paid interest in respect of either its Capital Account, its Capital Contributions or its Capital Calls. An unrepaid Capital Contribution or Capital Call is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return the other Member's Capital Contributions or Capital Calls.

    3.5 NO OTHER CONTRIBUTIONS. Except as otherwise set forth in this Article 4,
Article 5 or Section 7.11, no capital contributions other than Capital Contributions as set forth in Schedule I or Capital Calls, whether in cash or in kind, shall be made by any Member without the written consent of all the other Members and agreement among the Members as to the value of such contributions.

                                 ARTICLE 4

              NON-CASH CAPITAL CONTRIBUTIONS AND BASIC AGREEMENTS
              ---------------------------------------------------

    4.1  RCN-SUB NON-CASH CAPITAL CONTRIBUTIONS.

    (a) On the Effective Date, RCN-Sub shall contribute, and shall cause RCN or its Affiliate to contribute, to the Company all its right, title and interest in and to (i) all of the customer accounts of RCN Long Distance in the Relevant Market (such accounts are listed on Schedule 5.1(a)1 hereto) (any of which entered into subsequent to the Effective Date shall be executed in the name of the Company), provided, however, that RCN will have up to 60 days after the Effective Date to transition such customer accounts to the Company from an operational basis and RCN-Sub hereby represents that none of such accounts has been pledged by RCN and RCN has no notice of any pledge, lien or encumbrance by any other person, (ii) its business plan in the Relevant Market and experience with respect to the provision of integrated voice, video, data and related services to residential and commercial customers, (iii) all building access agreements covering any property located in the Relevant Market prior to the Effective Date, copies of which have been delivered to the Company, as set forth on Schedule 5.1(a)2 hereto (any of which entered into subsequent to the Effective Date shall be executed in the name of the Company and any of which are entered into prior to the date of this Agreement shall be automatically assigned to the Company upon the execution of this Agreement), none of which are subject to any claims by third parties as to which RCN has notice, (iv) the Support Services Agreement and (v) the benefit of the RCN Agreements (as defined in the Assignment of Benefits Agreement) pursuant to the Assignment of Benefits Agreement (collectively, the "RCN-Sub Non-Cash Capital Contribution"). RCN-Sub shall also contribute, or shall cause RCN or its Affiliate to contribute, all agreements which it or they enter into after the execution of this Agreement with third parties which are of the same nature as those agreements described in clause (iii) above, and such agreements shall also be included as RCN-Sub Non-Cash Capital Contributions. Such RCN-Sub Non-Cash Capital Contributions shall be at RCN's Cost on terms that are cost-effective, reasonably acceptable to the Company and commercially reasonable so as to facilitate timely network deployment and provision of service.

    (b) To the extent RCN-Sub or its Affiliates are required to recognize any taxable income or reduce any net operating loss currently generated or net operating loss carryforwards solely as a result of the contribution of the customer accounts listed on Schedule 5.1(a)1 to the Company, the Company agrees to reimburse RCN-Sub or the respective Affiliates an amount sufficient to pay such federal and state income tax or to reimburse RCN-Sub and its respective Affiliates for the deemed tax resulting from the loss of use of its federal and state net operating loss, but in no event shall the Company be responsible to reimburse more than $200,000 in the aggregate on account of such tax or deemed tax. This reimbursement shall be treated as a distribution to RCN-Sub.

    4.2 PCI NON-CASH CAPITAL CONTRIBUTIONS. From and after the Closing Date, PCI-Sub shall contribute, and shall cause PCI to contribute its efforts with respect to a fair value (i) IRU Agreement and (ii) Overhead Attachment Agreements with PEPCO (collectively, the "PCI-Sub Non-Cash Capital Contribution" and, together with the RCN-Sub Non-Cash Contribution, the "Non-Cash Capital Contributions"). The PCI-Sub Non-Cash Capital Contribution is to be on terms and conditions that are cost-effective, reasonably acceptable to the Company and commercially reasonable so as to enable the Company to facilitate timely network deployment and provision of service.

    4.3 VALUE OF NON-CASH CAPITAL CONTRIBUTIONS. PCI-Sub and RCN-Sub agree that the RCN-Sub Non-Cash Capital Contribution and the PCI-Sub Non-Cash Capital Contribution are of equal but non-quantifiable value to the Company but will be reflected in the Capital Accounts at zero value and will not affect the Sharing Ratios of the Members.

    4.4 BASIC AGREEMENTS. Upon the Effective Date hereof, as applicable, each of the Members shall have executed the Basic Agreements and shall deliver a copy of each Basic Agreement to the Company.


                                 ARTICLE 5
        MEMBER ACCOUNTS; ALLOCATIONS OF PROFIT AND LOSS; DISTRIBUTIONS
        --------------------------------------------------------------

    5.1  CAPITAL ACCOUNTS.

      (a) A Capital Account shall be established and maintained for each Member, and such Capital Account shall be increased by (i) the amount of cash and
                                       ---------
     the Net Agreed Value of all property transferred to the Company as Capital Contributions with respect to such Member's Membership Interest pursuant to this Agreement and (ii) the amount of Net Income (and items thereof) allocated to the Member pursuant to Article 6 hereof, and decreased by
                                                               ---------
     (iii) the amount of cash and the Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Member's Membership Interest pursuant to this Agreement and (iv) the amount of Net Loss (and items thereof) allocated to the Member pursuant to Article 6 hereof.

      (b) A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred; provided, however, that, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the rules under the Regulations promulgated under Section 708 of the Code shall govern the treatment of the Company and the Members upon a termination of the

     Company pursuant to Section 708 of the Code.

      (c) To the extent not provided for in this Section 6.1, the Capital Accounts of the Members shall be adjusted and maintained in accordance with applicable Regulations, but only if and to the extent that such adjustment and maintenance do not have a material adverse effect on the economic interests of the Members.

      (d) No Member shall be required to pay to the Company or to any other Member the amount of any deficit balance in such Member's Capital Account.

    5.2  ALLOCATIONS FOR CAPITAL ACCOUNT AND TAX PURPOSES.

      (a) ALLOCATIONS OF NET INCOME OR NET LOSSES TO CAPITAL ACCOUNTS. After giving effect to the special allocations set forth in Section 6.2(b), Net Income and Net Loss for each taxable period shall be allocated to Capital Accounts as set forth below.


          (i) Net Income shall be allocated between the Members in the following manner:

              (A) First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Income equal to any such deficit balance in its Capital Account;

              (B)  Second, to the Members previously allocated Net Loss under
          Section 6.2(a)(ii)(A) pro rata to the extent of such Net Loss previously allocated and not otherwise previously recouped under
          Section 6.2(a)(i)(A) or this Section 6.2(a)(i)(B);

              (C) Third, to the Members in accordance with their respective Sharing Ratios.

          (ii) Net Loss shall be allocated to the Members in the following manner:

              (A) First, to the Members in proportion to, and to the extent of, the positive balances in their respective Capital Accounts; and

              (B) Second, the balance, if any, to the Members in accordance with their respective Sharing Ratios.

          (iii) Notwithstanding Section 6.2(a)(ii), no allocation of Net Losses (or items thereof) shall be made to any Member to the extent that such allocation would create or increase an Adjusted Capital Account Deficit.

          (iv) If, upon the dissolution and termination of the Company pursuant to Article 12 and after all other allocations to Capital Accounts provided for in Section 6.2 have been tentatively made as if this Section 6.2(a)(iv) were not in this Agreement, a distribution to the Members under
      Section 12.2 would be different from a distribution to the Members under
      Section 6.3, then Net Income (and items thereof) and Net Losses (and items thereof) for the taxable period in which the Company dissolves and terminates pursuant to Article 12 shall be allocated among the Members in a manner such that the Capital Account balance of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such last taxable period pursuant to Section 6.3. The Tax Matters Partner may apply the principles of this Section 6.2(a)(iv) to any taxable period preceding the taxable period in which the Company dissolves and terminates (including through application of Section 761(c) of the Code) if delaying application of the principles of this Section 6.2(a)(iv) would likely result in distributions under Section 12.2 that are materially different from distributions under Section 6.3 in the taxable period in which the Company dissolves and terminates.

      (b) REGULATORY ALLOCATIONS TO CAPITAL ACCOUNTS. Notwithstanding any other provision of this Section 6.2, the following special allocations to Capital Accounts shall be made in the following order:

          (i) COMPANY'S MINIMUM GAIN CHARGEBACK. Except as provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided for in the applicable provisions of Regulations Sections 1.704-2(f), (g) and (j). This Section 6.2(b)(i) is intended to comply with the "partnership minimum gain chargeback" requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii) CHARGEBACK OF MEMBER NONRECOURSE DEBT MINIMUM GAIN. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(b)(i)), if there is a net decrease in Minimum Gain attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain attributable to such Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided for in the applicable provisions of Regulations Sections 1.704-2(i) and (j). This
      Section 6.2(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
      1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under Section 704(b) of the Code, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.2(b)(iii) shall be made only if and to the extent that such Member would have such an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.2 have been tentatively made as if this
      Section 6.2(b)(iii) were not in this Agreement.

          (iv) GROSS INCOME ALLOCATIONS. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.2 have been tentatively made as if Section 6.2(b)(iii) and this Section 6.2(b)(iv) were not in this Agreement.

          (v) COMPANY NONRECOURSE DEDUCTIONS. Company Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Sharing Ratios. If the Members determine in their good faith discretion that the Company's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Members are authorized to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

          (vi) MEMBER NONRECOURSE DEDUCTIONS. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with
      Section 1.704-2(i) of the Regulations. If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset), or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          (viii) The allocations set forth in Sections 6.2(a)(iii) and 6.2(b)(i) through (vii) (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.2(b)(viii). Therefore, notwithstanding any other provision of this Section 6.2 (other than the Regulatory Allocations), the Tax Matters Partner shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 6.2(a) (determined without regard to Section 6.2(a)(iii)). In exercising its discretion under this Section 6.2(b)(viii), the Tax Matters Partner shall take into account future Regulatory Allocations under Sections 6.2(b)(i) and 6.2(b)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.2(b)(v) and 6.2(b)(vi).

      (c)  ALLOCATIONS FOR TAX PURPOSES.

          (i) Except as otherwise provided in Section 6.2(c)(ii), items of Company income, gain, loss, deduction and expense shall be allocated for federal, state and local income tax purposes among the Members in the same manner as the income, gain, loss, deduction and expense of which such items are components were allocated pursuant to Section 6.2(a) and (b).

          (ii) All items of income, gain, loss and deduction in respect of Contributed Property for federal income tax purposes shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted tax basis at the time of contribution. In the event that the Carrying Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of Carrying Value hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account any variation between the adjusted tax basis of such asset and its Carrying Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

          (iii) For purposes of Section 1.752-3(a)(3) of the Regulations, the Members agree that Company Nonrecourse Liabilities in excess of the sum of
      (A) the amount of Minimum Gain attributable to Company Nonrecourse Liabilities and (B) the total amount of taxable gain, if any, that would be allocated to the Members under Section 704(c) of the Code if the Company were to dispose of all Company assets (in a taxable transaction) subject to one or more Company Nonrecourse Liabilities in full satisfaction thereof shall be allocated among the Members in accordance with their respective Sharing Ratios.

          (iv) Allocations pursuant to this Section 6.2(c) are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of income, gain, loss, deduction and expense described in Section 6.2(a) or (b) or distributions pursuant to any provision of this Agreement.

          (v) The Members are aware of the tax consequences of the allocations made by this Section 6.2(c) and hereby agree to be bound by the provisions of this Section 6.2(c) in reporting their shares of items of Company income, gain, loss, deduction and expense.

      (d) DETERMINATION BY TAX MATTERS PARTNER. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Article 6 and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Tax Matters Partner, which shall act, or shall refrain from acting, on behalf of the Company and in accordance with the directions of the Members, and shall make no election, declaration or statement, settle or compromise any audit matter or dispute, or execute or file any tax return, tax filing or other tax document on behalf of the Company without the prior approval of the Members, unless otherwise required by applicable tax laws.


    5.3  DISTRIBUTIONS.

    (a) DISTRIBUTIONS OF NET OPERATING AVAILABLE CASH. Except as otherwise provided in Section 12.2, the Company shall distribute to the Members from time to time, in proportion to their Sharing Ratios, the sum of (i) Forecast Member Tax Requirements and (ii) Profits Distributions, but only to the extent of Net Operating Available Cash. Notwithstanding the foregoing and except as otherwise provided in Section 12.2, the Company shall not distribute any unexpended Capital Contributions unless unanimously agreed by the Members. In addition, the Company shall make such additional distributions to the Members, in proportion to their Sharing Ratios, at such times and in such amounts as may be determined by the Members.

    (b) DISTRIBUTIONS IN KIND. In the event that at any time or from time to time the Members shall determine to make a nonliquidating distribution of property other than cash, (i) such property shall be deemed to be sold for its Carrying Value, (ii) any gain or loss associated with such deemed sale shall be allocated to the relevant Capital Accounts of the Members in accordance with
Section 6.2, and (iii) such property shall be distributed to the relevant Members in the manner set forth in Section 6.3(a).

    (c) WITHHOLDING. Notwithstanding anything expressed or implied to the contrary in this Agreement, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld, and, in the manner determined by the Tax Matters Partner (which shall act, or shall refrain from acting, on behalf of the Company in accordance with the directions of the Members), amounts withheld with respect to any allocation, payment or distribution by any Person to the Company, shall be treated as distributions to the applicable Members under the applicable provision of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated, paid or distributed to such Member, such Member or any successor or assignee with respect to such Membership Interest hereby indemnifies and agrees to hold harmless the other Members and the Company for such excess amount or such withholding requirement, as the case may be.


                                   ARTICLE 6

                                  MANAGEMENT
                                  ----------


    6.1 MEMBERS COMMITTEE. The business and affairs of the Company shall be managed under the direction of the Members Committee (the "Members Committee"); and all powers of the Company, except those specifically reserved or granted to the Members by this Agreement, are hereby granted to and vested in the Members Committee. The Members Committee shall have the power to delegate authority to such officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Members Committee to directly approve such action. No Member shall take any action in the name of or on behalf of the Company, including, without limitation, assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized in writing by the Members Committee or shall be expressly and specifically authorized by this Agreement. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of power and authority to the members of the Members Committee hereunder and to the actions and decisions of the members of the Members Committee within the scope of such authority.

    6.2 EMPLOYEES OF THE COMPANY. With the exception of work performed on behalf of the Company under contract under the Basic Agreements and any other agreements entered into by the Company, all of the activities of the Company shall be carried out by employees of the Company. The Members Committee shall appoint employees to serve at its direction and discretion, including a general manager, a director of franchising/community relations, a director of technical operations, a sales director, a general counsel, a human resources specialist, and a director of finance. Other employees may be appointed by the Members Committee or by such persons to whom it may delegate such powers. Such management positions are set forth on the organizational chart attached hereto as Schedule 7.2.

    6.3 NUMBER OF MANAGERS AND TERM OF OFFICE. Initially there shall be six managers (the "Managers") serving on the Members Committee. Each of the Members shall have the right to designate Managers to serve on the Members Committee in proportion to each Member's respective Sharing Ratio, except that in the event any Member acquires a Majority Interest, such Member shall have the right to designate one more Manager than Members without a Majority Interest. Members shall designate Managers to serve on the Members Committee by delivering written notice to the secretary of the Company and to each other Member. Each Member shall elect from among the designated Managers one Co-Chair each year, provided, however, that, so long as any Member shall be in breach of its obligations pursuant to Article 4 hereof, a Manager selected by the non-breaching Member shall serve as sole Chair until such breach is cured. Except as set forth in the immediately preceding sentence, the Co-Chairs shall alternate presiding over the meetings of the Members Committee. Each Manager shall be an officer or employee of a Member or an Affiliate thereof but may not be a current employee of the Company. Former officers or employees of a Member shall not serve on the Members Committee without the consent of the other Member.

    6.4 RESIGNATIONS AND REMOVALS OF MANAGERS. Any Manager serving on the Members Committee may resign at any time by giving written notice to the secretary of the Company and the Member that appointed such Manager. Such resignation shall take effect on the date shown on or specified in such notice or, if such notice is not dated, at the date of the receipt of such notice by the secretary of the Company. No acceptance of such resignation shall be necessary to make it effective. Any Member may at any time, and from time to time, remove or replace any or all of the Managers designated by such Member, and shall give written notice to the secretary of the Company and to each other Member of any such removal or replacement. The Member that appointed a resigning or removed Manager shall be entitled to appoint a Manager to fill the vacancy created by such resignation or removal by written notice to the secretary of the Company and to each other Member. Effective upon a Member ceasing to be a Member of the Company, the Managers serving on the Members Committee appointed by such Member shall cease to be Managers.

    6.5 PLACE OF MEETING OF MEMBERS COMMITTEE. The Members Committee may hold its meetings at such place or places within or outside the State of Delaware as the Members Committee may from time to time determine or as may be designated in the notice calling the meeting. If a meeting place is not so designated, the meeting shall be held at the Company's principal office. Managers may participate in meetings of the Members Committee by means of a conference telephone or similar communications equipment by means of which all persons participating can hear each other, and such participation shall constitute presence in person at the meeting.

    6.6 REGULAR MEETINGS OF MEMBERS COMMITTEE. Regular meetings of the Members Committee may be held without notice at such time and place as shall be designated from time to time by resolution of the Members Committee, but such meetings shall be held at least monthly for the twelve months immediately following the initial execution of this Agreement. After such time, the Members Committee shall agree on the frequency of regular meetings, provided, however, that the regular meetings will continue on a monthly basis if the Members cannot so agree. If the date fixed for any such regular meeting is a Saturday, Sunday or legal holiday under the laws of the state where such meeting is to be held, then the meeting shall be held on the next succeeding business day or at such other time as may be determined by resolution of the Members Committee. At such meetings Members Committee shall transact such business as may properly be brought before the meeting.

    6.7 SPECIAL MEETINGS OF MEMBERS COMMITTEE. Special meetings of the Members Committee may be called by any Co-Chair serving on the Members Committee or by the general manager of the Company. Notice of each such meeting shall be given to each Manager serving on the Members Committee by telephone, telecopy, telegram or similar method (in which case notice shall be given at least three days before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least three days before the meeting), unless otherwise specified by the Members Committee. Each such notice shall state the time, place and purpose of the meeting to be so held.

    6.8 MANAGER COMPENSATION; REIMBURSEMENT. Managers serving on the Members Committee shall receive no compensation for performing their duties under this Agreement; provided, however, that each of the Managers shall be entitled to receive, out of Company funds available therefor, reimbursement of all amounts expended by such Manager in payment of reasonable expenses incurred by such Manager in attending meetings of the Members Committee.

    6.9 VOTING BY MANAGERS. The Manager or Managers who are present (in person or by written proxy) at any meeting of the Members Committee (or who are acting by written consent in lieu of a meeting) shall be entitled to act on behalf of such Members. If only one Manager appointed by a given Member is present at a meeting, such Manager shall be entitled to vote the entire voting power held by all Managers appointed by such Member. If more than one Manager appointed by a given Member is present at a meeting or if an Affiliate of a Member is also represented by a Manager at a meeting, such Managers shall vote such Member's or Members' entire voting power as a single unit. In the event of a disagreement at a meeting among Managers appointed by a single Member as to how to vote on any matter, the vote of the Manager designated by such Member as its Co-Chair shall be controlling and the vote of the other Manager or Managers representing such Member shall be disregarded with respect to such matter. In the event of a dispute or claim under any agreement entered into, other than a decision to enter into or amend such an agreement, between the Company and either of PCI-Sub or RCN-Sub or any of their respective Affiliates (including a determination to enforce the PCI Guarantee or the RCN Guarantee), the Member which is (or whose Affiliate is) a party to such agreement or guarantee shall not vote in respect of such dispute, claim or determination, and the Company may take such action as may be directed by the other Member.

    6.10 MANNER OF ACTING AND ADJOURNMENT OF MEMBERS COMMITTEE. Any action of the Members Committee shall require the affirmative vote of all of the Managers serving on the Members Committee (subject to Section 7.9 above) so long as the Sharing Ratio of each Member is 50%; in the event that the Sharing Ratios of the Members are no longer 50% each, decisions taken by the Members Committee shall require the affirmative vote of Members holding a majority of the Sharing Ratios, with the exception of the approval of fundamental business actions provided for in Section 7.12 below and except as otherwise set forth in this Agreement or in the Basic Agreements. The presence at a duly called meeting of the Members Committee of a majority of the number of Managers fixed by or in accordance with this Agreement shall constitute a quorum. If a quorum shall not be present at any meeting of the Members Committee, the Managers serving on the Members Committee present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    6.11 APPROVAL OF CAPITAL CONTRIBUTIONS. In the event either Member (a "Disapproving Member") either disapproves or fails to vote in favor of, or fails to consummate, a proposed borrowing or Capital Contribution (other than any Capital Contribution contemplated by Schedule I hereto) in the amount of $500,000 or more (a "Proposed Funding") the Disapproving Member shall provide to the Remaining Member within thirty days of the vote in respect of such Proposed Funding, a certificate of the independent public accountants of the Disapproving Member's parent entity, showing that after giving effect to the making of the Proposed Funding and the proposed use of proceeds thereof, and all other pending transactions by the Disapproving Member and its Affiliates, such Proposed Funding and the proposed use of proceeds thereof would not (whether automatically, with the giving of notice or the passage of time) be in violation of any indenture, credit agreement, lease or other agreement or instrument by which the Disapproving Member or its Affiliates are bound (a "Covenant Violation"). If the Disapproving Member fails to deliver such certificate:

      (a) The Disapproving Member shall, to the extent the same would not result in a Covenant Violation, make a Disapproving Member Loan (as defined below) in an amount (the "Shortfall Amount") equal to the full amount of any debt contemplated by a Proposed Funding (less any portion of such Proposed Funding obtained in accordance with paragraph (c) below) or such Disapproving Member's pro rata share of any Capital Contribution contemplated by a Proposed Funding.

      (b) If the Disapproving Member fails to make a Disapproving Member Loan within forty-five days of the vote in respect of the Proposed Funding, the remaining Member shall have the right, but not the obligation, to make a Shortfall Funding (as defined below) to the Company in an amount equal to the Shortfall Amount. The Disapproving Member shall have a period of 180 days from the date of the making of a Shortfall Funding to take such action to make available to the Company the Shortfall Amount in accordance with the Proposed Funding, plus an amount equal to all accrued dividends payable by the Company in respect of such Shortfall Funding, the proceeds of which will be used to repay the Shortfall Funding and all accrued dividends payable thereon. In the event the Disapproving Member fails to cause such replacement and repayment of the Shortfall Funding within such 180 day period, the Sharing Ratios shall be recalculated as of the close of business on the last day of such 180 day period (and such recalculated Sharing Ratios shall thereafter apply for all purposes of this Agreement) such that the Sharing Ratios of each Member shall equal the ratio of its aggregate Capital Contributions to the aggregate Capital Contributions of all of the Members, provided that, so long as any Disapproving Member Loan
                         -------- ----
     or Shortfall Funding remains outstanding, no adjustment of Sharing Ratios shall be made on account of any Capital Contributions made in connection with such Disapproving Member Loan or Shortfall Funding until the earlier of (i) the elimination of such Disapproving Member Loan or Shortfall Funding in accordance with this Section 7.11 or (ii) 180 days from the making of such Shortfall Funding.

      (c) If the Proposed Funding is indebtedness, the Company shall have the right to consummate the Proposed Funding or any portion thereof, provided that (i) the same does not result in a Covenant Violation, and (ii) the proceeds thereof shall be applied to reduce the amount required for any Disapproving Member Loan or Shortfall Funding required in connection therewith.

      (d) For the purposes of this Section 7.11,


          (i) "Disapproving Member Loan" shall mean a loan to the Company by a Disapproving Member in respect of a Proposed Funding, bearing interest at the lesser of (i) the General Interest Rate and (ii) the interest rate the Company could have obtained for the proposed borrowing from an unaffiliated lender. Disapproving Member Loans shall be unsecured, non-recourse as to any Member, not subject to default or acceleration, and shall be payable in a single installment of principal and accrued interest only if and at such time as the Capital Contribution or proposed loan which such Disapproving Member Loan was made in lieu of is effected without resulting in a Covenant Violation, and if the Disapproving Member Loan is made in lieu of a Capital Contribution, the Disapproving Member has reimbursed the Company for all interest costs associated with such Disapproving Member Loan. In the event a Disapproving Member Loan does not mature prior to liquidation or dissolution of the Company, such Disapproving Member Loan shall, upon liquidation or dissolution, be automatically converted into a Capital Contribution by the applicable Member, and such member shall be obligated to reimburse the Company for all interest accrued on such Disapproving Member Loan.



          (ii) "Shortfall Funding" shall mean the portion of a Proposed Funding which is made available to the Company by the remaining Member (other than such Member's pro rata share of any Capital Contribution included in such Proposed Funding). Any Shortfall Funding shall be made as a Capital Contribution and shall accrue dividends at a rate equal to the General Interest Rate.

    6.12 FUNDAMENTAL BUSINESS ACTIONS. The following actions may not be taken by the Company without the prior unanimous approval of the Members Committee:

      (a) a merger, consolidation or reorganization of the Company or a disposition of substantially all of its assets;

      (b) the issuance by the Company of any equity or equity-like instruments including effecting an initial public offering of equity securities;

      (c) voluntary liquidation, dissolution or winding-up of the Company, except as specifically provided in this Agreement, or voluntary initiation by and with respect to the Company of bankruptcy or similar proceedings; or

      (d) amendments to the Company's Certificate, this Agreement, or any of the Basic Agreements; or

      (e) any lease or sub-lease by the Company to third parties of dark fiber.

    6.13 ACTIONS REQUIRING MEMBERS COMMITTEE APPROVAL. It is the understanding and intent of the Members that the Company shall operate, as an independent Company for the purpose of conducting the Relevant Business. The Members Committee will make all policy decisions and approve all deployment, construction, marketing, financing, business, pricing and other plans and budgets and all amendments thereto and deviations therefrom, and will otherwise manage and direct operations of the Company. The Members Committee will agree on the delegation of authority to employees. Notwithstanding anything herein to the contrary, no approval of the Members Committee shall be required for the following:

      (a) individual expenditures of less than 15% above the amount set forth for major cost categories (the "Major Cost Categories") identified and established as such in the annual Business Plan (but only to the extent that expenditures for other Major Cost Categories are reduced such that the overall annual Business Plan is not exceeded); and

      (b) any agreement for services of less than $50,000 or which is approved in the annual Business Plan for the Company (including, among other things, accounting services, advertising, cash management and legal services).

    6.14 CONTRACTING SUPPORT SERVICES. The Members Committee shall determine what services shall be or continue to be performed for or on behalf of the Company by RCN-Operating pursuant to the Support Services Agreement upon the expiration of the term for any services provided thereunder or the extension of the term in accordance with the provisions of the Support Services Agreement on the basis of a determination by the Members Committee that the contracting or continued contracting of such services is commercially preferable and in the best interests of the Company.

    6.15 DISPUTE RESOLUTION. Upon the inability of the Members Committee to reach agreement on any actions, either Co-Chair of the Members Committee shall declare in writing that a deadlock has occurred. Thereafter, so long as RCN-Sub and PCI-Sub each have Sharing Ratios of 50%, the Co-Chairs of the Members Committee shall attempt to resolve the deadlock. If, after 30 days, the Co-Chairs of the Members Committee cannot reach a mutually satisfactory solution (a "Deadlock Event"), the Members shall resolve such Deadlock Event as provided herein:

      (a) If the Deadlock Event occurs within the three year period immediately following the execution of this Agreement, the proposed action will be deemed rejected and the Company will operate in accordance with the most recently agreed upon actions, plans and funding levels until the Deadlock
Event is resolved by mutual agreement of all of the Members.

      (b) If the Deadlock Event occurs after the three year period immediately following the execution of this Agreement, the parties agree that such Deadlock Event will not be referred to any court but that one Member or an Affiliate thereof shall purchase the entire Membership Interest of the other Member in accordance with the provisions of this Section 7.15.

          (i) Either Member (the "Disputing Member") shall submit a notice (a "Dispute Notice") to the other Member (the "Non-Disputing Member") within 60 days of the date the matter becomes a Deadlock Event. The Dispute Notice shall set forth, in reasonable detail, the nature of the dispute and the price (which price shall be determined by selecting a value for the entire Company, and pro-rating such amount by the Sharing Ratio of the Membership Interest to be purchased or sold; hereinafter, the "Dispute Price") at which the Disputing Member is willing to either sell its Membership Interest to the Non-Disputing Member or purchase all Membership Interests from the Non-Disputing Member.

          (ii) Within 60 days after the Non-Disputing Member's receipt of the Dispute Notice, the Non-Disputing Member will signify in writing its election, whether to buy the Disputing Member's Membership Interest at the Dispute Price or to sell its Membership Interest at the Dispute Price. If the Non-Disputing Member fails to make such election within such 60 day period, the Disputing Member may, within 15 days thereafter, elect to buy the Non-Disputing Member's Membership Interest at the Dispute Price.

          (iii) Each Member agrees to execute and deliver all deeds, assignments, releases, agreements, receipts or other documents necessary to consummate the transfer of the Membership Interest being sold and delivered upon payment by the purchasing Member of the consideration provided for in the Dispute Notice.

          (iv) Subject to the receipt of all regulatory approvals required, if any, the closing of the purchase and sale pursuant to this Section 7.15 shall occur no later than 30 days following the receipt of the election by the Disputing Member or the Non-Disputing Member, as the case may be.



          (v) Until the closing of the purchase and sale of the Membership Interest pursuant to this Section 7.15, the Company shall operate in accordance with the most recently agreed upon actions, plans and funding levels.

          (vi) Notwithstanding anything herein to the contrary, if RCN-Sub invokes the deadlock resolution mechanism set forth in this Section 7.15 and, as a result, PCI-Sub acquires RCN-Sub's Membership Interest, RCN-Sub agrees to provide the services provided under the Support Services Agreement for a period no longer than two years from the date PCI-Sub acquires RCN-Sub's Membership Interest.

     6.16  INDEMNIFICATION.

           (a) Subject to paragraph (c) below, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or on behalf of a Member) by reason of the fact that he is or was a

Manager, officer or employee of the Company, or is or was an officer or employee of the Company serving at the request of the Company as a manager, director, officer, employee or agent of another Entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) Subject to paragraph (c) below, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or on behalf of a Member to procure a judgment in its favor by reason of the fact that he is or was a Manager or officer of the Company, or is or was an officer of the Company serving at the request of the Company as a manager, director, officer, employee or agent of another Entity against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          (c) Any indemnification under this Section 7.16 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) or (b) above. Such determination shall be made (i) by a majority vote of the Members, or (ii) or if the Members Committee so directs, by independent legal counsel in a written opinion. To the extent, however, that a Manager or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

          (d) For purposes of any determination under this Section 7.16, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceed-ing, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term "another enterprise" as used in this paragraph (d) shall mean any Entity which such person is or was serving at the request of the Company.

          (e) Notwithstanding the foregoing, any Manager or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under paragraphs (a) and (b) above by reason of the fact that he has met the applicable standard of conduct. If successful, in whole or in part, the Manager or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

          (f) Expenses incurred by a Manager or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 7.16.

          (g) The indemnification and advancement of expenses in this Section
7.16 shall not be deemed exclusive of any other rights which may apply, it being the policy of the Company that indemnification of the persons specified in paragraphs (a) and (b) above shall be made to the fullest extent permitted by law. The provisions of this Section 7.16 shall not preclude the indemnification of any person who is not specified herein but whom the Company has the power or obligation to indemnify under the Act, or otherwise.

          (h) The Company may purchase and maintain insurance on behalf of the persons specified in Section 7.16(a) against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him under this Section 7.16.

          (i) The indemnification and advancement of expenses provided by this
Section 7.16 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Manager or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (j) Except for proceedings to enforce rights to indemnification (which shall be governed by paragraph (e) above), the Company shall not be obligated to indemnify any

Manager or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Members Committee.

  6.17  BUSINESS PLAN; BUDGET.

        (a) The Company shall prepare an initial detailed business plan for the fiscal year ended December 31, 1998, to be based upon the Phase I business plan attached hereto as Exhibit K (the "Phase I Business Plan"), unless otherwise agreed upon by the Members, and presented to the Members Committee within 30 days of the Effective Date. The Company shall also prepare an annual Business Plan for each year thereafter based upon the Phase I Business Plan, unless otherwise agreed upon by the Members. Each such annual Business Plan shall include the following: (i) an annual operating budget; (ii) an annual budget for capital expenditures; (iii) a budget for capital contributions required from the Members; (iv) a sales and marketing plan and (v) pro-forma financial balance sheet, income statement and statement of cash flows (clauses (i) through (v) are collectively referred to herein as the "Business Plan", and for 1998 shall be referred to as the "1998 Business Plan"). It is the intention of the Members that the 1998 Business Plan and each succeeding Business Plan be prepared so as to conduct the Company's business in accordance with the details contained in the Phase I Business Plan. Each annual Business Plan, including the 1998 Business Plan, must be approved by the Members Committee.

        (b) Each annual Business Plan shall set forth the operations of the Company between January 1 to December 31 of the applicable year and shall be prepared or caused to be prepared by the Company. A preliminary business plan shall be delivered to the Members by the Company no later than October 1 of the previous year. The Company shall consult with Members, as it deems appropriate, in the process of preparing such preliminary business plan. Each Member shall thereafter have 30 days to review the preliminary business plan and to propose revisions. The Company shall then have an additional 30 days to resolve any differences in and to finalize the Business Plan. If, after such additional 30 day period, the Members Committee cannot agree or any line item of such preliminary budget, the matter shall be considered a Deadlock Event, to be resolved in accordance with the provisions set forth in Section 7.15. Pending the resolution of such Deadlock Event, (i) all line items not in dispute in the preliminary business plan shall take effect and (ii) the amount budgeted in the previous year will be in effect, as if restated in the new annual Business Plan, for those line items in dispute.

        (c) At such time as all disputes on the preliminary business plan have been resolved, the preliminary business plan as so resolved shall become the annual Business Plan.

  6.18 BUSINESS REVIEW. After five years from the initial execution of this Agreement, the Members shall review their mutual business goals and objectives and will evaluate strategies for maximizing value to the Members including, without limitation, an initial public offering.


                                   ARTICLE 7


                               RIGHTS OF MEMBERS
                               -----------------


  7.1 ACCESS TO INFORMATION. In addition to the other rights specifically set forth in this Agreement, each Member shall have access to all information to which a Member is entitled to have access pursuant to the Act and such other information regarding the Company and its business and affairs, as it may reasonably request from time to time.

                                   ARTICLE 8

                                     TAXES
                                     -----


  8.1 TAX RETURNS. The Tax Matters Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.2 at the direction of the Members Committee. Each other Member shall furnish to the Tax Matters Partner all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed. The Tax Matters Partner shall prepare all federal and state tax returns on a timely basis and shall furnish to each other Member copies of returns that are actually filed promptly after their filing.

  8.2 TAX ELECTIONS. The Company shall make such elections on tax returns as are deemed appropriate by the Tax Matters Partner. It is the intent of the Members that the Company be treated as a partnership for federal, state and local income and other tax purposes, and the Company will make any election necessary to achieve that status. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law, and no provision of this Agreement (including, without limitation, Section 2.8) shall be construed to sanction or approve such an election.

  8.3 TAX MATTERS PARTNER. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code. The Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may take any action contemplated by Sections 6222 through 6232 of the Code without the consent of each other Member, but this sentence does not authorize the Tax Matters Partner to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code. The Tax Matters Partner shall act, or shall refrain from acting, on behalf of the Company and in accordance with the directions of the Members, and shall make no election, declaration or statement, settle or compromise any audit matter or dispute, or execute or file any tax return, tax filing or other tax document on behalf of the Company without the prior approval of the Members, unless otherwise required by applicable tax laws.


                                   ARTICLE 9

                  BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
                  ------------------------------------------

  9.1 ACCOUNTING. Except as may be otherwise agreed to by the Members or required by law, the Company will maintain books and records for tax purposes in accordance with federal income tax accounting principles utilizing the accrual method of accounting, and for accounting purposes in accordance with GAAP. In addition, the Company shall cause to be prepared with respect to each fiscal year of the Company financial statements based on GAAP. Appropriate records will be kept so that upon each closing of the Company books it is possible to determine, among other items defined in this Agreement, (i) the amount of capital (whether in cash or in kind) actually contributed by each Member; (ii) the amount of cash or other property distributed to each Member; (iii) the effect of all Company items of income, gain, loss, deduction or expense on each Member's Capital Account; and (iv) all pertinent expenses and cash disbursement accounts.

  9.2 FISCAL YEAR. Except as may be otherwise determined by the Members, and subject to applicable Federal income tax law, the fiscal year of the Company shall be the twelve months ending December 31 of each year. The initial fiscal year of the Company shall commence on the date of execution of this Agreement and end on December 31, 1997.

  9.3 STATEMENTS AND REPORTS. Except as may be otherwise determined by all of the Members, as soon as practicable, but in no event later than 60 days after the close of each fiscal year of the Company, the Company will cause to be prepared and will have furnished to each of the Members, with respect to such period, (i) a profit and loss statement, (ii) a statement of cash flows, (iii) a Company balance sheet as of the close of such period, and (iv) such other statements showing in reasonable detail each Member's interest in each of the items described in Section 10.1. The foregoing statements will be prepared in accordance with GAAP, consistently applied, and audited by an independent certified public accounting firm of national reputation which shall be designated by the Members, and the cost of preparing the statements and of each such audit will be paid for by the Company. In addition, an income statement and balance sheet shall be prepared monthly and furnished to each Member no later than 30 days from the end of the prior month. For year-end reporting purposes, a reliable estimate of December results shall be provided to each Member within 10 days of December 31.

  9.4 INSPECTION. The Company shall maintain or cause to be maintained complete and accurate books and records with respect to its business. All books of account and all other records of the Company including an executed counterpart of this Agreement and all amendments hereto) will at all times be kept at the Company's principal place of business. Any Member and its representatives may inspect the books and records of the Company. The Company shall provide, during regular business hours, access to the facilities, systems and books and records of the Company to the extent reasonably necessary for such inspection. Whenever any such inspection is conducted by any Member and its representatives, such Member shall advise the other Members and permit the other Members and their representatives to be present during such inspection.

  9.5 BANK ACCOUNTS. The Company shall maintain appropriate accounts at one or more financial institutions approved by the Members Committee for all funds of the Company. Such accounts shall be used solely on the business of the Company. Withdrawals or transfers from such accounts shall be made only upon the approval of those persons authorized in writing by the Members.


                                  ARTICLE 10

                    WITHDRAWAL, EXPULSION, BANKRUPTCY, ETC.
                    ---------------------------------------
  10.1 WITHDRAWAL. Each Member agrees that it will not resign or withdraw from the Company without the consent of each other Member. If a Member attempts or purports to resign or withdraw from the Company in breach of this Section 11.1, the other Member may (i) recover damages from such breaching Member, including, without limitation, the reasonable cost of obtaining replacement of the services that such breaching Member is obligated to perform (if any), (ii) seek specific performance of such breaching Member's obligations to the Company (and each Member hereby waives any defense that money damages would be a satisfactory remedy for such breach), (iii) pursue any other remedies available under applicable law, if any, and (iv) effect recovery of damages by offsetting those damages against the amount otherwise distributable to such Member.

  10.2 BANKRUPT MEMBERS. Subject to the provisions of Section 12.1 hereof, this
Section 11.2 shall apply if any Member becomes a Bankrupt Member. In such event, the other Member (the "Purchasing Member"), shall have the option (but not the obligation), exercisable by notice to the Bankrupt Member (or its representative) at any time prior to the 90th day after receipt of notice or obtaining actual knowledge of the occurrence of the event causing such Member to become a Bankrupt Member, to buy or cause their designee, including any Affiliate of the Purchasing Member, to buy, and on the exercise of this option the Bankrupt Member (or its representative) shall sell, its Membership Interest. The purchase price shall be an amount equal to the fair market value of the Membership Interest determined by agreement by the Bankrupt Member (or its representative) and the Purchasing Member; however, if those Persons do not agree on the fair market value on or before the 30th day following the exercise of the option, such fair market value shall be determined by an independent appraiser mutually satisfactory to the Bankrupt Member and the Purchasing Member. If the Bankrupt Member and the Purchasing Member are unable to agree upon a mutually satisfactory independent appraiser, each such Member shall appoint an independent appraiser to determine the fair market value; if the valuations of each of such independent appraisers does not differ by greater than fifteen percent (15%), then the fair market value shall be determined by taking the arithmetic average of the two valuations. If the valuations of each of such independent appraisers differs by greater than fifteen percent (15%), then a third independent appraiser shall be selected by mutual agreement of the two independent appraisers and fair market value shall be determined by such third independent appraiser. The Purchasing Member shall pay the fair market value as so determined in four equal cash installments, the first due on closing and the remainder (together with accumulated interest on the amount unpaid at the General Interest Rate) due on each of the first three anniversaries of the closing. The payment to be made to the Bankrupt Member or its representative under this Section 11.2 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) in and in respect of the Company, including, without limitation, any Membership Interest, any rights in specific Company property, any rights with respect to the management, control or operation of the Company and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members.


                                  ARTICLE 11

            TERMINATION, DISSOLUTION AND LIQUIDATION OF THE COMPANY
            ------------------------------------------------------

  11.1 TERMINATION AND DISSOLUTION.
       Except as provided below in this Section 12.1, the Company shall terminate and dissolve upon the earliest to happen of any of the following events:

       (a) A decision unanimously approved by the Members to dissolve the Company; or

       (b) The happening of any other event, act or omission causing the dissolution of the Company under the Act or any other laws of the State of Delaware with the exception of the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member.

  The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, unless (and only if and to the extent permitted by the Act), Members holding Sharing Ratios of the sum of not less than a majority of the remaining Sharing Ratios elect to continue the Company in the manner provided by the Act. Any necessary certificate of dissolution shall be filed under the Act upon the dissolution and the commencement of winding up of the Company; provided, however, that the Company shall not terminate until the assets of the Company have been distributed as provided in Section 12.2.

  11.2  LIQUIDATION.

        (a) As soon as practicable after the dissolution of the Company, the Liquidator (as defined in Section 12.2(f)) shall notify Members of such fact and shall prepare a plan as to whether and in what manner the assets of the Company shall be liquidated.

        (b) The Liquidator shall take full account of the Company's assets and liabilities. The Company's assets shall be liquidated as promptly as is consistent with obtaining the fair market value thereof and after the allocation of Net Income or Net Loss in accordance with Article 6 above, the proceeds of liquidation shall be applied and distributed in the following order and priority:


            (i) First, to secured creditors (including Members and their affiliates) in accordance with the priority of their security interests;

            (ii) Next, to the payment of debts and liabilities of the Company to general unsecured creditors including Members and their affiliates;

            (iii) Next, to the establishment of any reserves which are reasonably necessary for contingent, unmatured, unliquidated, disputed, or unforeseen liabilities and obligations of the Company;

            (iv) Last, to the Members in accordance with the positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for all periods and including allocations under Article 6 for the interim period from the end of the prior fiscal year to the date of the liquidating distribution.


        (c) The amount of any reserves established pursuant to Section 12.2(b)(iii) above shall be determined with the approval of the Members who are, or may be, liable for any liabilities or obligations of the Company for which such reserves are being established. If any or all of the amount of the reserves are no longer required by the Company and become available for distribution to the Members, such amounts shall be distributed to the Members in accordance with Section 12.2(b)(iv) above.

        (d) Distributions to Members pursuant to this Section 12.2 may be made pursuant to a trust established for the benefit of the Members for the purpose of liquidating the assets of the Company, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as would have applied pursuant to this Agreement to liquidating distributions by the Company to the Members.

        (e) If the Liquidator decides pursuant to this Section 12.2 to make a distribution of property in kind to the Members upon dissolution and winding up of the Company, (i) the properties in question shall be deemed to be sold on the date of distribution for their respective Carrying Values, (ii) any gain or loss associated with such deemed sales shall be allocated to the relevant Capital Accounts of the Members in accordance with Section 6.2, and (iii) such properties shall be distributed to the relevant Members in the manner set forth in this Section 12.2.

        (f) For the purposes of this Agreement, the "Liquidator" shall be appointed by the Members from among their number; provided, however that if upon the dissolution of the Company there is no Member willing or permitted to serve as Liquidator, the trustee, receiver or other fiduciary who is appointed or is otherwise authorized by consent of Members holding Sharing Ratios aggregating more than 50% to act on behalf of the Company in its dissolution, winding up and liquidation, shall act as Liquidator.


                                  ARTICLE 12

                              GENERAL PROVISIONS
                              ------------------


  12.1 REPRESENTATIONS. Each Member hereby represents and warrants to the Company and each other Member and the other Member, in agreeing to enter into this Agreement, has relied upon such representations and warranties that:

        (a) If such Member is not a natural person, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business in all jurisdictions where such qualification is required.

        (b) It has the power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement. Such execution, delivery and performance have been duly authorized by all necessary action on the part of such Member and do not and will not contravene the organizational documents of such Member or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which such Member is a party or by which such Member is bound and will not create, violate or conflict with any lien upon or with respect to any of the properties of the Members. The execution, delivery and performance by such Member of this Agreement will not result in any violation by such Member of any law, rule or regulation applicable to such Member. Such Member is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity which may restrict or interfere with the performance of this Agreement by such Member. This Agreement is a valid and binding obligation of such Member enforceable against such Member in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (c) Except as set forth on Schedule 13.1(c), no consent, waiver, approval, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required for the execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby. No consent or waiver of any party to any contract to which such Member is a party or by which it is bound is required for the execution, delivery and performance by such Member of this Agreement.

        (d) Such Member is acquiring the Membership Interest hereunder for its own account for investment and not with a view to the distribution thereof, and such Member shall not offer to sell or otherwise dispose of any of the Membership Interests so acquired by it in violation of the registration requirements of the Securities Act or applicable state securities laws. Such Member has such knowledge and experience in financial, business and tax matters that such Member is capable of evaluating the merits and risks relating to such Member's Membership Interest and is capable of bearing the risk of loss of its entire investment in the Company.

        (e) There is no action, suit, grievance, arbitration or proceeding pending or, to the knowledge of such Member, threatened against or affecting such Member at law or in equity, before any federal, state, municipal or other governmental court, department, commission, board, arbitrator, bureau, agency or instrumentality which prohibits or impairs its ability to execute and deliver this Agreement or the other Basic Agreements or to consummate any of the transactions contemplated hereby or thereby. To the knowledge of such Member, it has not received written notice of any pending or threatened investigation, inquiry or review by any Governmental Entity.

        (f) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by it or on its behalf.

        (g) Such Member has no obligation or agreement, either actual or contingent, to share any portion of its interest in the Company with any Person.

        (h) Such Member is not a Holding Company or otherwise subject to regulation under PUHCA and the execution and delivery of the Basic Agreements do not cause such Member to become a Holding Company or otherwise subject to PUHCA.

        (i) Such Member has or will have sufficient resources to make Capital Contributions to the Company in accordance with Schedule I hereto.

        (j) In the case of RCN-Sub, such Member and its Affiliates have sufficient experience to be able to carry out the Relevant Business activities of the Company in the Relevant Market and to engage in activities required of them in accordance with the Basic Agreements.

  12.2 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company may be deducted from that sum before payment.

  12.3 NOTICES. All notices, request and other communication hereunder shall be deemed to have been duly delivered, given or made to or upon any party hereto if in writing and delivered by hand against receipt, or by certified or registered mail, postage prepaid, return receipt requested, or to a courier who guarantees next Business Day delivery or sent by telecopy (with confirmation) to such party at its address set forth below or to such other address as such party may at any time, or from time to time, direct by notice given in accordance with this
Section 13.3.

  if to RCN-Sub:
  RCN Telecom Services of Washington, D.C., Inc.
  105 Carnegie Center
  Princeton, New Jersey 08540
  Fax: (609) 734-0974
  Attention: Michael J. Mahoney

  and

  RCN Telecom Service, Inc.
  105 Carnegie Center
  Princeton, New Jersey  08540
  Fax:  (609) 734-0974 and (609) 734-3830
  Attention:  Michael J. Mahoney and Raymond B. Ostroski, Esq.

  with a copy to:

  Skadden, Arps, Slate, Meagher & Flom LLP
  919 Third Avenue
  New York, New York  10022
  Fax:  (212) 735-2000
  Attention:  Stephen M Banker, Esq.

  if to PCI-Sub:

  Pepco Communications, L.L.C
  1801 K Street, N.W. Suite 900
  Washington, D.C.  20006
  Attention:  John D. McCallum and Janet Heck Doyle, Esq.


  with a copy to:


  Dickstein Shapiro Morin & Oshinsky LLP
  2101 L Street, N.W.
  Washington, DC 20037-1526
  Attention:  Emanuel Faust, Jr., Esq.

  if to the Company:

  Starpower Communications, LLC
  1130 Connecticut Avenue, N.W.
  Suite 400
  Washington, D.C.  20036
  Attention:  Michael J. Mahoney and John D. McCallum

The date of delivery of any such notice, request or other communication shall be the earlier of (i) the date of actual receipt or (ii) three Business Days after such notice, request or other communication is sent if sent by certified or registered mail, (iii) if sent by courier who guarantees next Business Day delivery, the Business Day next following the day such notice, request or other communication is actually delivered to the courier or (iv) the date of written confirmation of receipt if telecopied.

  12.4 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written, except the Basic Agreements.

  12.5 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

  12.6 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

  12.7 PUBLIC ANNOUNCEMENTS. Except as required by law, any governmental agency or any securities exchange, the parties hereto agree to obtain the prior approval of each other before issuing (or allowing their Affiliates to issue) any press release, public disclosure or other announcement with respect to this Agreement or any of the transactions contemplated by this Agreement. In the event either party hereto is so required by law, any governmental agency or any securities exchange to make a public disclosure or other announcement as aforesaid, it shall use its best efforts to afford the other a reasonable opportunity to review the form and content of the announcement or disclosure prior to making same.

  12.8 CONFIDENTIALITY. Each of the parties hereto will hold, and will use its reasonable, good faith efforts to cause its respective shareholders, partners, members, directors, officers, employees, accountants, counsel, consultants, agents and financial or other advisors (collectively "Agents") to hold, in confidence, all information (whether oral or written), including this Agreement and the documents contemplated herein, concerning the transactions contemplated by this Agreement furnished to such party by or on behalf of any other party in connection with such transactions, unless legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or by order of a court or tribunal of competent jurisdiction, or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other regulatory authority, or by requirements of any securities law or regulation or other legal requirement) to disclose any such information or documents, and except to the extent that such information or documents can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such party or (c) acquired by such party on a nonconfidential basis from sources not known by such party to be bound by any obligation of confidentiality in relation thereto. Notwithstanding the foregoing provisions of this Section 13.8, each party may disclose such information to its Agents in connection with the transactions contemplated by this Agreement or any of the other Basic Agreements and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Agents and lenders are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially and to certain governmental agencies in connection with the procurement of the governmental authorizations contemplated by this Agreement. The obligation of each party to hold any such information in confidence shall be satisfied if such party exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party will, and will use its reasonable, good faith efforts to cause its respective Agents and lenders to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from the other party hereto in connection with this Agreement that are subject to such confidence.

  12.9 BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

  12.10 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances is not affected and such provision shall be enforced to the greatest extent permitted by law.

  12.11 SPECIFIC PERFORMANCE. The Members agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

  12.12 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated by it, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

  12.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts shall be construed together and constitute the same instrument.

  12.14 INTERPRETATION. In the event of any dispute concerning the construction or interpretation of any provision of this Agreement or any ambiguity thereof, there shall be no presumption that this Agreement or any provision hereof be construed against the party who drafted this Agreement

  12.15 WAIVER OF PARTITION. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company's property.

  12.16 SURVIVAL. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

  12.17 GENERAL. For purposes of paragraph (b) of the definition of Carrying Value under Section 1.1, the parties agree that the Carrying Value of the Non-Cash Capital Contributions shall not be adjusted pursuant to such paragraph (b).

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                  MEMBERS:

                                  RCN TELECOM SERVICES OF
                                  WASHINGTON, D.C., INC.


                                  By:
                                    ---------------------------------
                                     Name:
                                     Title:



                                  PEPCO COMMUNICATIONS, LLC



                                  By:
                                    ---------------------------------
                                     Name:
                                     Title:


Accepted and Agreed Only
with Respect to Section 5.1

RCN CORPORATION



By:__________________________
  Name:
  Title:

Accepted and Agreed Only
with Respect to Section 2.14

RCN TELECOM SERVICES, INC.


By:__________________________
  Name:
  Title:

                                                                      SCHEDULE I



                          CASH CAPITAL CONTRIBUTIONS
                          --------------------------


      Period                     Total             RCN-Sub            PCI-Sub
      ------                     -----             -------            -------
4th Quarter 1997 (Initial
Capital Contribution)         $25,000,000        $12,500,000        $12,500,000
1st Quarter 1998              $15,000,000        $ 7,500,000        $ 7,500,000
2nd Quarter 1998              $ 7,500,000        $ 7,500,000        $15,000,000
3rd Quarter 1998              $20,000,000        $10,000,000        $10,000,000
4th Quarter 1998              $37,500,000        $18,750,000        $18,750,000
1st Quarter 1999              $37,500,000        $18,750,000        $18,750,000
2nd Quarter 1999              $37,500,000        $18,750,000        $18,750,000
3rd Quarter 1999              $37,500,000        $18,750,000        $18,750,000
4th Quarter 1999              $25,000,000        $12,500,000        $12,500,000
1st Quarter 2000              $20,000,000        $10,000,000        $10,000,000
2nd Quarter 2000              $10,000,000        $20,000,000        $10,000,000
3rd Quarter 2000              $10,000,000        $ 5,000,000        $ 5,000,000
                              -----------        -----------        -----------
Total Cash Capital
Contribution                 $300,000,000       $150,000,000       $150,000,000
                             ============       ============       ============

The payments (after the first payment) are due on the first working day of the respective quarter.

                                                                     SCHEDULE II



                               RELEVANT BUSINESS
                               -----------------



 .  Long Distance
 .  Local Phone
 .  Wireless Phone
 .  Internet Services
 .  Paging
 .  Video (Wireline and Wireless)
 .  Broadband Services (Wholesale Voice and Data)

                                                                    SCHEDULE III



                                RELEVANT MARKET
                                ---------------


  The following outlines the geographic area included in the Relevant Market

I.      Washington, D.C.
        Montgomery Country, Maryland
        Prince Georges County, Maryland

II.     Baltimore County and City, Maryland
        Anne Arundel, Maryland
        Howard County, Maryland
        Carroll County, Maryland
        Harford County, Maryland

III.    Fairfax and Arlington County, Virginia
        Loudoun County, Virginia
        Frederick County, Maryland
        Prince William County, Virginia
        Stafford County, Virginia
        Charles County, Maryland
        Saint Mary's County, Maryland
        Calvert County, Maryland
        Queen Anne's County, Maryland

SCHEDULE IV


                                 SHARING RATIO
                                 -------------


RCN-Sub            50%
PCI-Sub            50%